EXECUTION COPY



                              CONSENT AND AGREEMENT

     CONSENT AND AGREEMENT, dated as of December 1, 2000, by and among Cargill, Incorporated, a Delaware corporation ("Cargill"), Agribrands International, Inc., a Missouri corporation ("Agribrands"), and Ralston Purina Company, a Missouri corporation ("RP").

     WHEREAS, in connection with a distribution by RP of all of the shares of capital stock of Agribrands to the shareholders of RP (the "Distribution"), RP and Agribrands entered into the following agreements, among others, each dated as of April 1, 1998: Agreement and Plan of Reorganization (the "Reorganization Agreement"), Tax Sharing Agreement (the "Tax Sharing Agreement"), Trademark License Agreement (the "Trademark License Agreement"), and Technology Transfer and License Agreement (the "Technology License Agreement"); and

     WHEREAS, pursuant to a letter dated March 19, 1998, as corrected by a subsequent letter dated April 29, 1998, the Internal Revenue Service (the "IRS") issued favorable rulings under section 355 and other provisions of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the tax consequences of the Distribution and certain related transactions (the "Ruling Letter"); and

     WHEREAS, subsequent to the Distribution, pursuant to a letter dated July 12, 1999, the IRS issued additional favorable rulings under Code section 355 and other Code provisions with respect to certain transactions and events occurring incident to and after the Distribution (the "First Supplemental Ruling Letter"); and

     WHEREAS, simultaneously herewith, Agribrands, Cargill and a wholly-owned subsidiary of Cargill ("Merger Sub") are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge (the "Merger") with and into Agribrands, and Agribrands, the surviving corporation in the Merger, will become a wholly-owned subsidiary of Cargill, without (except as provided in this Consent and Agreement) affecting any of the rights or obligations set forth in the Reorganization Agreement, the Tax Sharing Agreement, the Trademark License Agreement or the Technology License Agreement; And

     WHEREAS, it is a condition to Cargill's and Merger Sub's willingness to enter into the Merger Agreement that Cargill, Agribrands and RP enter into this Consent and Agreement.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.     Reorganization  Agreement.
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1.1     Notwithstanding anything to the contrary contained in the Reorganization
Agreement (including without limitation Section 5.01(c)), (a) in the event the Merger is consummated, the provisions of sub-sections (i) and (ii) of Section 5.01(a) of the Reorganization Agreement shall remain in effect until April 1, 2006, and (b) from and after the Merger, notwithstanding the foregoing, such provisions shall not apply to Cargill and its Affiliates other than Agribrands, its Subsidiaries and Licensed Consolidated Entities (as defined below) as to their own activities and not those of Cargill and its other Affiliates.

1.2 Notwithstanding anything to the contrary contained in the Reorganization Agreement, from and after the consummation of the Merger, (x) the restrictions contained in sub-section (iii) of Section 5.01(a) of the Reorganization Agreement with respect to Clause A thereof shall not apply to Cargill and its affiliates other than Agribrands and its Subsidiaries as to their own activities and not those of Cargill and its other Affiliates and (y) each of Agribrands, its Affiliates, successors and successive successors shall be prohibited from owning, operating, managing, participating in or engaging in the activities proscribed by Section 6.10 of the DuPont Agreement only to the extent such activities are proscribed as to it by the terms of Section 6.10 of the DuPont Agreement (as in effect as of the date hereof).

1.3 From and after the consummation of the Merger, Cargill shall indemnify and hold harmless RP from and against any action or liability arising under
Section 6.10 of the DuPont Agreement as a result of action taken by Cargill, Agribrands or any of their Affiliates. The provisions of Sections 4.02, 4.03,
4.04 and 4.05 of the Reorganization Agreement shall apply to a claim for indemnification by RP under this Section 1.3 (as if such claim were pursuant to Section 4.01 of the Agreement), with Cargill having the obligations thereunder of the "Indemnitor" and RP having the obligations thereunder of the "Indemnitee."

1.4 RP, Agribrands and Cargill agree and acknowledge that Section 8.01 of the Reorganization Agreement and Article V of the Tax Sharing Agreement require, as a condition precedent to the Merger, that either (i) Cargill shall obtain an opinion in form and substance satisfactory to RP from Fried, Frank, Harris, Shriver & Jacobson (the "Opinion"), or (ii) Agribrands (with the cooperation of Cargill) shall obtain a supplemental ruling from the IRS (a "Second Supplemental Ruling Letter") substantially to the effect that the Merger and any related transactions thereto would not adversely affect the continuing validity of any of the rulings that accorded RP and shareholders of RP as of the Record Date nonrecognition tax treatment with respect to the Distribution and related transactions, including, but not limited to, rulings under Code sections 332, 351, 355, 361 and 368(a)(1)(D), contained in the Ruling Letter or the First Supplemental Ruling Letter (the Ruling Letter and the First Supplemental Ruling Letter are sometimes collectively referred to as the "Rulings"). Agribrands (with the cooperation of Cargill) agrees to first seek, and use reasonable best efforts to obtain, a Second Supplemental Ruling Letter from the IRS ;provided, however, that if Cargill provides an Opinion, Agribrands (with the cooperation of Cargill) shall remain obligated to use reasonable best efforts to obtain a Second Supplemental Ruling Letter from the IRS until the earlier of August 31, 2001, or the date on which the IRS notifies Agribrands that it declines to issue the Second Supplemental Ruling Letter or that it proposes to issue an adverse ruling.

In the event an Opinion is obtained by Cargill and provided to RP, and a Second Supplemental Ruling Letter is not subsequently obtained, then Agribrands and Cargill, and each of them, shall and do hereby indemnify and hold harmless (i) all shareholders of RP as of the Record Date, and (ii) RP itself from and against any and all taxes, including any interest, penalties or other additions that may become payable in respect thereof, plus any costs, expenses, deficiencies, litigation, proceedings, levies, assessments, attorneys' fees, damages or judgments related thereto, which arise solely as a result of the Merger or any related transactions adversely affecting the continued validity of the Rulings. Any indemnification payment required to be made by Agribrands and Cargill, and each of them, pursuant to the prior sentence (other than any costs, expenses and required prepayment of taxes which shall be paid when due and owing) shall be made forthwith after a non-appealable, final determination is made regarding the matter in respect of which such indemnification is payable. In rendering an Opinion, counsel may rely upon such representations in certificates of officers of RP, Agribrands, Cargill and others as counsel may reasonably request.

In the event that a Second Supplemental Ruling Letter is obtained, then Agribrands, Cargill and Merger Sub, and each of them, agree to comply fully with each representation and statement made to the IRS in connection with the Second Supplemental Ruling, and Agribrands, Cargill and Merger Sub, and each of them, shall and do hereby indemnify and hold harmless (i) the shareholders of RP as of the Record Date and (ii) RP itself from and against any and all taxes, including any interest, penalties or other additions that may become payable in respect thereof, plus any costs, expenses, deficiencies, litigation, proceedings, levies, assessments, attorneys' fees, damages or judgments related thereto, which arise from any failure so to comply.

RP agrees to use its reasonable best efforts to cooperate with Agribrands, Cargill, and Merger Sub, as necessary to reasonably assist in obtaining an Opinion or Second Supplemental Ruling Letter including, if requested by Cargill, obtaining the Second Supplemental Ruling Letter after consummation of the Merger. In the case of RP, such cooperation shall include RP making such appropriate representations as are reasonably requested to support the Opinion or the Second Supplemental Ruling Letter.

RP agrees and acknowledges that Agribrands' obligations under Section 8.01 of the Reorganization Agreement and Article V of the Tax Sharing Agreement shall be fully satisfied with respect to the Merger if Cargill and Agribrands comply fully with the foregoing provisions of this Section 1.4.

Cargill shall have the sole right to control and direct any tax audit or controversy relating to the matters for which Cargill, Agribrands and Merger Sub have agreed to provide indemnification pursuant this Section 1.4. RP shall have the right to participate, at RP's expense, in any discussions, conferences, meetings or proceedings with any tax authority with respect to any such audit or controversy. To the extent reasonably requested by Cargill, RP shall cooperate with Cargill in connection with any such audit or controversy, including by (x) making RP employees available to Cargill on a mutually convenient basis to provide such assistance to Cargill as Cargill may reasonably request and (y) providing to Cargill such information, including records, schedules, documents and other relevant materials, as Cargill may reasonably request, other than documents which are of a proprietary and confidential nature to RP. Cargill shall not consent to any resolution, compromise or conclusion of any such audit or controversy affecting an RP tax return without the written approval of RP, which approval shall not be unreasonably withheld. If RP withholds its approval to any proposed resolution, compromise or conclusion of such audit or controversy (the "Proposed Resolution") and the ultimate resolution, compromise or conclusion of such audit or controversy is less favorable to RP or its shareholders than the Proposed Resolution, Cargill, Agribrands and Merger Sub, and each of them, shall be required to indemnify RP and shareholders of RP only for the amount of the indemnification payment that would have been payable had the Proposed Resolution been accepted.

1.5 Capitalized terms used in this Section 1 but not defined in this Consent and Agreement shall have the respective meanings ascribed to those terms in the Reorganization Agreement.

2.     Trademark  License  Agreement.
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2.1     RP  hereby  consents to  the transfer of the trademark license under the
Trademark License Agreement that is deemed to occur pursuant to Section 16 of such Agreement as a result of Agribrands' becoming a wholly owned subsidiary of Cargill pursuant to the Merger. Such consent shall not prejudice RP's right to withhold its consent in accordance with the terms of the Trademark License
Agreement  to  any  subsequent  transfer  of  such  license.

2.2 After consummation of the Merger, Agribrands shall be permitted to grant sublicenses to any of its subsidiaries and to any Consolidated Entity (as defined below) in accordance with the terms of the Trademark License Agreement, notwithstanding that such subsidiary or Consolidated Entity is a Principal Competitor, but only if such subsidiary or Consolidated Entity is a Principal Competitor solely by reason of its being an Affiliate of Cargill. "Consolidated Entity" means any Affiliate of Cargill (other than Agribrands and its subsidiaries) to which current or future operations conducted by Agribrands or its subsidiaries are transferred (by way of merger, consolidation, transfer of assets or otherwise). "Licensed Consolidated Entity" means any Consolidated
Entity  holding  a  sublicense  from  Agribrands  to  use  Licensed  Marks.

2.3 Capitalized terms used in this Section 2 but not defined in this Consent and Agreement shall have the respective meanings ascribed to those terms in the Trademark License Agreement.

     3.     Technology  License Agreement. RP hereby consents to the transfer of
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Agribrands'  rights  and obligations under the Technology License Agreement that is deemed to occur pursuant to Section 7.1 of the Technology License Agreement as a result of Agribrands' becoming a wholly owned subsidiary of Cargill pursuant to the Merger. Such consent shall not prejudice RP's right to withhold its consent in accordance with the terms of the Technology License Agreement to any subsequent transfer of such rights and obligations.

     4.     Governing  Law.  This Consent and Agreement is made and entered into
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in,  and  shall  be governed by and construed and interpreted in accordance with the laws of, the State of Missouri, without regard to its conflicts of law principles thereof.

     5.     Third-Party  Beneficiary.  This  Consent and Agreement is solely for
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the  benefit  of the parties hereto and is not intended to confer upon any other person  or  entity  any  rights  or  remedies  hereunder.

     6.     Termination.  In  the  event  the Merger Agreement is terminated and
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the  Merger  is not consummated, this Consent and Agreement shall be void and of no  further  effect.

     7.     Counterparts.  This  Consent and Agreement may be executed in two or
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more  counterparts,  each of which shall be deemed an original, but all of which together  shall  constitute  one  and  the  same  instrument.

8.     References.  Any reference in agreements between RP and Agribrands to the
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Reorganization  Agreement,  the  Tax  Sharing  Agreement,  the Trademark License
Agreement or the Technology License Agreement shall be deemed to be a reference to such agreement as modified by this Consent and Agreement.

9.     Entire Agreement.  This Consent and Agreement shall constitute the entire
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agreement between Cargill and RP with respect to the subject hereof, superseding all previous discussions, agreements and communications with respect to such subject matter between Cargill and RP.

     IN WITNESS WHEREOF, the parties hereto have caused this Consent and Agreement to be duly executed as of the date first above written.



AGRIBRANDS  INTERNATIONAL,  INC.          RALSTON  PURINA  COMPANY

By: /s/William P. Stiritz                 By: /s/James R. Elsesser
    ----------------------------             ----------------------
     Name:                                Name:
     Title:                               Title:


CARGILL, INCORPORATED

By:  /s/Richard D. Frasch
     ---------------------------
     Name:
     Title: